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                                                                     Exhibit 5.2

[McCarthy Tetrault Letterhead]


August 20, 2002


Enbridge Inc.
3000, 425 - 1st Street S.W.
Calgary, Alberta T2P 3L8

Dear Ladies and Gentlemen:

We have acted as your Canadian counsel in connection with the offering by Enbridge Energy Management, L.L.C., a Delaware limited liability company ("EEM"), of its shares (the "Shares") representing limited liability company interests. At the closing of the offering of the Shares, Enbridge Inc. ("Enbridge") will execute and deliver the purchase provisions (the "Purchase Provisions") to be attached as Annex B to the Amended and Restated Limited Liability Company Agreement of EEM (the "Amended and Restated Limited
Company Agreement"). Pursuant to the Purchase Provisions, Enbridge have the right to purchase the Shares from the holders thereof under certain circumstances described therein. This opinion is being rendered to you at your request to facilitate the giving by Vinson & Elkins L.L.P. of an opinion regarding the enforceability of the Purchase Provisions. Accordingly, Vinson & Elkins L.L.P. is entitled to rely hereon as if this opinion were addressed to such firm.

As the basis for the opinions hereafter expressed, we have examined such statutes, corporate records and documents, certificates of corporate and public officials and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion, including forms of the Amended and Restated Limited Liability Company Agreement and the Purchase Provisions attached as exhibits to Enbridge's Registration Statement on Form F-3 (the "Registration Statement") filed with the U.S. Securities and
Exchange Commission relating to the registration of the Purchase Provisions under the United States Securities Act of 1933, as amended. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also assumed that the Amended and Restated Limited Liability Company Agreement and the Purchase Provisions will be executed and delivered in substantially the forms attached as exhibits to the Registration Statement with only such changes therein as would be necessary to conform such agreements to the descriptions thereof in the Registration Statement and such other changes as would not be material to the opinions expressed herein. As to various questions of fact material to our opinion, which we have not verified independently, we have relied upon certificates of or letters from government officials and the Corporation or its officers. In particular, for the purpose of giving the opinion expressed in paragraph 4 we have relied, in part, on a

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                                        -2-


certificate of Darby J. Wade, Vice President & General Counsel of the Corporation, a copy of which is attached hereto.

Based on the foregoing, we are of the opinion that:

1.   Enbridge is a corporation validly existing under the laws of Canada.

2. Enbridge has the corporate power and authority to enter into and perform its obligations under the Purchase Provisions.

3. The execution, delivery and performance by Enbridge of the Purchase Provisions have been duly authorized by all requisite corporate action on the part of Enbridge.

4. The execution and delivery of, and the performance by Enbridge of its obligations under, the Purchase Provisions will not (i) violate the Articles of Enbridge or the General By-law No. 1 of Enbridge; (ii) constitute a breach of, or default under, any material agreement, indenture, lease or any instrument to which Enbridge is a party or bound; or (iii) violate any law of the province of Alberta, Canada or the federal laws of Canada applicable therein.

5. No consent, approval, permit, authorization, order, registration, filing or qualification under the laws of the province of Alberta, Canada or the federal laws of Canada applicable therein is required for the execution and the performance by Enbridge of its obligations under the Purchase Provisions.


The following opinion is based on and limited to the laws of the province of Alberta, Canada and the federal laws of Canada applicable therein and we render no opinion with respect to the laws of any other jurisdiction.


Yours truly,

McCARTHY TETRAULT LLP
/s/ McCARTHY TETRAULT LLP


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                                ENBRIDGE INC.
                            OFFICER'S CERTIFICATE


TO:     McCarthy Tetrault LLP
AND TO: Vinson & Elkins LLP


        I, Darby J. Wade, Vice President & General Counsel of Enbridge Inc. ("Enbridge") acknowledge that this certificate will be relied upon by the addressees in connection with legal opinions to be rendered in connection with the offering by Enbridge Energy Management, L.L.C. ("EEM") of its shares representing limited liability company interests in respect of which Enbridge will execute and deliver the purchase provisions in the form previously provided to Messrs. McCarthy Tetrault LLP (the "Purchase Provisions") to be attached as Annex B to the Amended and Restated Limited Liability Company Agreement of EEM. I do hereby certify in my capacity as an officer of the Corporation and not in my personal capacity, that:

1. Attached hereto as Schedule "A" is a true copy of resolutions passed at meetings of the Board of Directors of the Corporation held on May 3, 2002 and May 17, 2002 and the Review Committee of the Board of Directors of the Corporation held on May 22, 2002 and that the said resolutions remain in full force and effect, unamended, as of the date hereof; and

2. the execution and delivery of, and the performance by Enbridge of its obligations under, the Purchase Provisions will not constitute a breach of, or default under, any material agreement indenture, lease or any instrument to which Enbridge is a party or bound.

        DATED at Calgary Alberta, this 20th day of August, 2002.


                                        ENBRIDGE INC.


                                        Per:    /s/ Darby J. Wade
                                                --------------------------------
                                                Darby J. Wade,
                                                Vice President & General Counsel

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                                     SCHEDULE "A"

BOARD OF DIRECTORS' MEETING HELD ON MAY 3, 2002

"Re: Transfer of U.S. Assets to the Partnership

RESOLVED THAT:

1. The Board of Directors of the Corporation establish a standing committee of the Board (the "Review Committee") which shall be composed of three members of the Board of Directors ....

2. The Review Committee shall be initially composed of Messrs. Daniel, Taylor and Martin who shall receive compensation by payment of Meeting Fees only and shall disband, as a committee, on completion of closing of the transfer of the Midcoast and Sulphur River Assets to the Partnership;"


WRITTEN RESOLUTION OF THE BOARD OF DIRECTORS DATED MAY 17, 2002

"RESOLVED THAT the Review Committee of the Board, established on May 3, 2002, be and is hereby authorized to review and if thought fit, approve, for and on behalf of the Board the terms of:

         (a)    Purchase Obligations and a tax indemnity of the Corporation;
         (b) issuance of Purchase Obligations and the registration of the same with United States Federal and State regulatory agencies and the filing of any related Registration Statement;
         (c)    appointment of a United States Attorney for Service;
         (d) engagement of underwriters and execution of an Underwriting Agreement;
         (e) listing Purchase Obligations on the New York Stock Exchange, if and as required; and
         (f) authority to management to deal with, negotiate, and conclude all matters, proceedings and documents ancillary to and necessary to give effect to the foregoing."


REVIEW COMMITTEE MEETING HELD ON MAY 22, 2002

         WHEREAS, Enbridge Energy Company, Inc. (the "Company"), a wholly owned indirect subsidiary of Enbridge Inc., a corporation formed under the laws of Canada (the "Company") is the sole general partner of Enbridge Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and has formed Enbridge Energy Management, L.L.C., a Delaware limited liability company ("Management"), as a subsidiary to manage, directly or through a wholly owned subsidiary of Management, the business and affairs of the Partnership;

         WHEREAS, Management proposes to sell a class of equity securities (the "Shares"), in a public offering to be underwritten by a group of underwriters (the "Underwriters"), including Goldman, Sachs & Co.; and

         WHEREAS, in connection with the public offering of the Shares, (i) the Partnership is expected to enter into an agreement with Management pursuant to which Management will purchase a new class of limited partner interests, called "i-units," issued by the Partnership with the net proceeds of the public offering of the Shares and (ii) the Company is expected to enter into one or more agreements with Management pursuant to which, among other things, (a) the Company will agree to purchase all, but not less than all, of the Shares in certain circumstances, and the Company will have the option to purchase all, but not less than all, of the Shares in certain other circumstances (the "Purchase Obligations"), and (b) the Company

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will indemnify Management for taxes arising out of a transaction involving
i-units (the "Tax Indemnity" and together with the Purchase Obligations, the "Obligations").

"NEGOTIATION OF AGREEMENTS

         NOW, THEREFORE, IT IS RESOLVED by the Review Committee of the Board pursuant to the power delegated to it by the Board, for an on behalf of the Board THAT:

1. The Board of Directors of the Company (the "Board") hereby deems it advisable and in the best interests of the Company for the Company to enter into one or more agreements providing for the Obligations; and further

2. The President and Chief Executive Officer, any Group Vice President, any Vice President, the Treasurer and the Corporate Secretary of the Company (the "Authorized Officers") be, and each of them hereby is, authorized to negotiate, in the name and on behalf of the Company, one or more agreements providing for the Obligations, each of which agreements may be combined with one or more other such agreements and need not be embodied in separate agreements, but all of which agreements are subject to approval by the Review Committee described below."